Exhibit 99.1

Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL	News

FOR IMMEDIATE RELEASE

Contact:         Brian Keogh         425/453-9400

ESTERLINE REPORTS 2Q EARNINGS OF $25.2 MILLION;

OR $.84 PER SHARE, ON $374.0 MILLION SALES

Revenues up 20%; Earnings up 27% Compared with Last Year

BELLEVUE, Wash., May 29, 2008 — Esterline Corporation, (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2008 second quarter (ended May 2) net earnings of $25.2 million, or $.84 per diluted share. Year-ago net earnings were $19.8 million, or $.76 per diluted share. Sales in the second quarter of 2008 were $374.0 million compared with $312.3 million a year ago.

Robert W. Cremin, Esterline CEO, said, “…the performance reflects not only solid industry fundamentals, but our customers recognizing the value of Esterline’s ability to deliver our extensive product offering.” Cremin noted that during the quarter, three Esterline operations received Supplier of the Year Awards, two from Gulfstream and one from Rockwell Collins.

Cremin said that solid margin improvement is coming from a combination of value pricing and “…the Esterline Performance System gaining traction.” He said the Esterline Performance System is “…our method of focusing our nearly 10,000 exceptional people on developing ways to improve production velocity and eliminate waste.” Cremin advised that the company was raising and narrowing its full-year earnings per share guidance range to $3.45 to $3.55, up from the previous guidance range of $3.35 to $3.50.

Cremin said that “…organic sales growth (excluding sales from the March 2007 acquisition of CMC Electronics) was nearly 15% in the quarter—well balanced between both military and commercial aftermarket and new original equipment.” He said that the company is benefitting from strong demand for military systems replacement and upgrade, particularly in the company’s Avionics & Controls segment.

Commenting on the improved operating results, Cremin noted that Esterline’s strategy over the last decade was to “…quickly build critical mass in our three selected niche business segments—CMC was the most recent of 30 acquisitions completed in that time frame.” He said, “We’ve paid our dues with acquisition accounting expenses and costs associated with closing and integrating plants. Now we’re in a position to focus more on operating performance and new product development.”

-more-

Page 2 of 4 — Esterline Reports Second Quarter Earnings

Research, development and engineering (R&D) expense during the quarter was $26.2 million, or 7.0% of sales, compared with $19.1 million, or 6.1% of sales, a year ago. Cremin said that the increased spending in the quarter was “…primarily driven by the T-6B military trainer program where our Canadian operation, CMC, is the cockpit integrator.” Cremin said that a factor influencing R&D expense as a percent of sales is the “…level of contributions we receive from government agencies around the world.” He explained that late last year, the Canadian government amended its technology contribution program. Cremin said, “We have presented investment proposals under the new program for funding support for technology programs currently under way.”

Backlog at the end of the second quarter was $1.1 billion compared with $954.4 million at the end of the prior-year period, and $985.1 million at the end of fiscal 2007.

Year-to-date net earnings were $56.2 million, or $1.88 per diluted share, on sales of $746.4 million. For the first six months of fiscal 2007, comparable earnings were $32.6 million, or $1.25 per diluted share, on sales of $569.5 million. The first half effective tax rate reflects $6.2 million in tax benefits principally related to two significant events in the first quarter. The first was the conclusion of an examination of the company’s U.S. federal income tax returns for fiscal years 2003, 2004 and 2005. The result was a $2.8 million reduction of previously estimated income tax liabilities. The second event was the reduction of Canadian statutory corporate income tax rates that will be phased in over the next several years. This resulted in a net reduction of deferred income tax liabilities in the amount of $4.1 million.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 3 of 4 — Esterline Reports Second Quarter Earnings

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three months ended		Six months ended
	May 2, 2008	April 27, 2007	May 2, 2008	April 27, 2007
Segment Sales
Avionics & Controls	$142,514	$106,762	$281,040	$180,620
Sensors & Systems	117,914	99,675	230,941	187,513
Advanced Materials	113,527	105,843	234,403	201,391

Net Sales	373,955	312,280	746,384	569,524
Cost of Sales	247,366	213,418	499,753	396,093

	126,589	98,862	246,631	173,431
Expenses
Selling, general and administrative	60,019	50,401	121,621	92,776
Research, development and engineering	26,207	19,082	48,932	32,633

Total Expenses	86,226	69,483	170,553	125,409
Other
Other expense	86	27	86	17
Insurance recovery	—	(2,810)	—	(4,457)

Total Other	86	(2,783)	86	(4,440)

Operating Earnings	40,277	32,162	75,992	52,462
Interest income	(1,002)	(785)	(2,387)	(1,289)
Interest expense	7,272	8,728	15,178	14,252
Gain on derivative financial instrument	—	—	(1,850)	—

Other Expense, Net	6,270	7,943	10,941	12,963

Income Before Income Taxes	34,007	24,219	65,051	39,499
Income Tax Expense	8,651	4,494	8,689	6,879

Income Before Minority Interest	25,356	19,725	56,362	32,620
Minority Interest	(171)	35	(193)	(59)

Net Earnings	$25,185	$19,760	$56,169	$32,561

Earnings Per Share:
Basic	$.86	$.77	$1.91	$1.27
Diluted	$.84	$.76	$1.88	$1.25
Weighted Average Number of Shares Outstanding—Basic	29,442	25,590	29,413	25,560
Weighted Average Number of Shares Outstanding—Diluted	29,882	25,997	29,846	25,964

Page 4 of 4 — Esterline Reports Second Quarter Earnings

Consolidated Balance Sheet (unaudited)

In thousands	May 2, 2008	April 27, 2007
Assets
Current Assets
Cash and cash equivalents	$109,626	$60,662
Cash in escrow	—	1,275
Short-term investments	12,050	—
Accounts receivable, net	248,708	238,878
Inventories	289,678	241,670
Income tax refundable	6,965	14,391
Deferred income tax benefits	30,986	31,183
Prepaid expenses	16,953	13,366

Total Current Assets	714,966	601,425
Property, Plant and Equipment, Net	216,630	213,840
Other Non-Current Assets
Goodwill	652,965	583,054
Intangibles, net	345,236	374,315
Debt issuance costs, net	8,326	10,418
Deferred income tax benefits	44,375	13,465
Other assets	26,696	29,114

	$2,009,194	$1,825,631

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$93,423	$79,824
Accrued liabilities	160,226	168,311
Credit facilities	6,819	49,573
Current maturities of long-term debt	7,699	8,760
Federal and foreign income taxes	10,744	8,220

Total Current Liabilities	278,911	314,688
Long-Term Liabilities
Long-term debt, net of current maturities	393,594	559,061
Deferred income taxes	122,394	115,708
Other liabilities	53,118	43,956
Commitments and Contingencies	—	—
Minority Interest	3,161	3,283
Shareholders’ Equity	1,158,016	788,935

	$2,009,194	$1,825,631